Exhibit 99.1

[LOG0] TARGETED GENETICS CORPORATION

Investor Contact:	Media Contact:

Targeted Genetics Corporation	Targeted Genetics Corporation
Stephanie Seiler, Ph.D.	Courtney Self
(206) 521-7823	(206) 521-7392

TARGETED GENETICS ANNOUNCES OPERATIONAL CHANGES TO REDUCE
EXPENSES AND CONCENTRATE RESOURCES ON LEAD PRODUCT
DEVELOPMENT PROGRAMS

—Reduction in expenses and concentration on priority programs better position Company to execute strategic plan—

Seattle, WA—August 7, 2002—Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it is restructuring its operations to reduce expenses and concentrate its resources on key product development programs and continuing business development activities. Separately, the Company announced financial results for the second quarter of 2002. A conference call with analysts will be held at 11:00 AM EDT today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

The Company will continue its existing development plans for its programs in hemophilia, AIDS prophylaxis, arthritis and evaluation of Phase II clinical trial results for its cystic fibrosis program. Clinical development of tgDCC-E1A in both ovarian cancer and head and neck cancer will be suspended pending securing a partner for the program or other sources of funding. As part of these operational changes, Targeted Genetics will reduce its research and administrative staff by approximately 25 percent. Restructuring and other cost-reduction measures are expected to result in cost savings of $2.5 million per quarter, beginning in the fourth quarter of 2002. Prior to the reduction, Targeted Genetics employed approximately 175 individuals.

“While we believe strongly in the promise of our programs and our technology, the challenge we face in today’s difficult market is to manage our financial resources to best position the Company to achieve our objectives,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. “We are concentrating our resources on our product development programs in hemophilia, AIDS prophylaxis, arthritis and cystic fibrosis. In addition, we are maintaining our capabilities in manufacturing, core technology and non-viral gene delivery programs. To date we have made significant progress in these areas, and we are undertaking these operational changes because we believe they will allow us to continue moving our key programs forward on an aggressive timeline. While we continue to believe in the potential of tgDCC-E1A as a novel therapy for the treatment of a variety of cancers, we believe that the most appropriate strategy at this time is to suspend further development activities until we can obtain a partner who will help to fully fund the complete development plan for this product.”

Ms. Parker continued, “Management’s priority over the next several months will be to pursue a number of strategic paths and fund raising opportunities, including partnering opportunities for our oncology and arthritis programs or partnerships with larger companies seeking access to a suite of gene delivery technologies. The reduction in expenses and scaling of our operations announced today are intended to better position the Company to achieve these objectives.”

The Company’s operational plan was adjusted to address changes affecting previously anticipated capital resources. Previously, the Company assumed that it would be able to access $10 million through a stock purchase agreement with Biogen and would receive $9 million in debt financing from Elan to support the companies’ joint venture, Emerald Gene Systems. Based on these assumptions, the Company estimated that its capital resources would fund operations to mid-2003. Given the Company’s current stock price, it may not be possible to access the full $10 million available from Biogen. Additionally, given Elan’s recent refocus away from oncology products, which has been the focus of the joint venture, the Company believes that it is unlikely that Elan will choose to continue the joint venture beyond the original three-year agreement. This may impact the Company’s ability to access funding under the loan commitment for expenses incurred to date and future expenses. The Company’s restructuring is intended to extend its operating horizon into the second half of 2003 after making adjustments for the reduced level of anticipated funding that may occur.

As of June 30, 2002, the Company had $17.3 million in cash and cash equivalents. In addition to cash, the Company has approximately $10.9 million available to it under loan and equity commitments from its strategic partners. In addition, the Company expects to receive an additional $12.4 million in research and development reimbursement payments from its partners over the next 15 months.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has lead clinical product development programs targeting cystic fibrosis and a promising pipeline of product candidates focused on hemophilia, arthritis, cancer and AIDS prophylaxis. The Company has a broad platform of gene delivery technologies and, through its majority-owned subsidiary, CellExSys, Inc., a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation and CellExSys, Inc., please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE:    This release contains forward-looking statements regarding our projected financial resources and anticipated data from our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical fact. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended March 31, 2002. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.